UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/24/2007

ProQuest Company

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-3246 (Commission File Number	36-3580106 (IRS Employer Identification No.)

789 Eisenhower Parkway, PO Box 1346, Ann Arbor, MI 48106

(Address of principal executive offices, including zip code)

– –

734.761.4700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICER; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

 (e) Compensatory Plans.

On April 24, 2007, ProQuest Company (the “Company”) entered into a Retention Agreement with Ronald D. Klausner, President, ProQuest Education. The material terms of the Retention Agreement between the Company and Mr. Klausner are as follows:

(a)

Mr. Klausner’s regular annual salary will be $557,875 to reflect the elimination of certain Company-paid fringe benefits. However, the pre-agreement annual base salary of $537,075 (as increased from time to time) is used to determine the amount of enhanced and regular severance benefits, bonus and supplemental retirement benefits payable to Mr. Klausner.

(b)

Mr. Klausner’s 2007 target bonus opportunity is 70% of annual base salary. The minimum bonus is 0% and the maximum bonus is 200% if the performance targets are exceeded in accordance with the terms of the 2007 Financial Bonus Plan. A pro-rata bonus for 2007 is payable in the event of his involuntary employment termination for other than cause, for resignation for good reason or in the event of a Change of Control of the Company.

(c)

For purposes of the Retention Agreement, the term “Change of Control of the Company” is defined to include (1) merger or business combinations in which the Company’s existing stockholders do not continue to own more than fifty percent of the Company, (2) certain events that result in the persons who are then the incumbent directors of the Company ceasing to constitute a majority of the Company’s Board of Directors and (3) a sale, lease or transfer of substantially all of the assets of the Company.

(d)

The Company granted Mr. Klausner a stock appreciation right (the “SAR”) with respect to 300,000 shares of Company common stock on April 24, 2007 ( the “Grant Date”). The base price for the SAR is $8.55, which was the closing price of a share of the Company’s common stock on the Grant Date. The difference between the fair market value of a share of the Company’s stock and the base price is payable on exercise in cash. The term of the SAR is five years subject to earlier expiration in the event Mr. Klausner terminates employment under certain circumstances. Mr. Klausner will vest in 100,000 of the shares subject to this SAR on each of the first three anniversaries of the Grant Date, provided he remains continuously employed by the Company on each such date. Notwithstanding the foregoing, vesting of the SAR will fully accelerate on a Change of Control of the Company if he remains continuously employed on such date. Further, if his employment is terminated by the Company without Cause or is terminated by him for Good Reason prior to the first anniversary of the Retention Agreement, 100,000 of the shares subject to the SAR will vest upon such termination and the remainder of the SAR will be cancelled with no consideration due to him.

(e)

As of the date of the Retention Agreement, all outstanding awards under the Special Executive Voyager Long-Term Incentive Plan, whether or not vested, were cancelled with no consideration due to Mr. Klausner. The Multi-Year Stock Option Grant dated February 4, 2004, which includes a tax gross-up provision for certain payments made in connection with a Change in Control, will remain in effect in accordance with its terms.

(f)

If Mr. Klausner’s employment is terminated without cause or if Mr. Klausner terminates employment for good reason at any time during a two year period beginning on a Change of Control of the Company, or an “Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change,” he will be entitled to the following enhanced severance benefits from the Company subject to signing a release in a form satisfactory to the Company: (1) a single lump sum payment equal to 150% of his then current Base Salary, (2) payment of any accrued but unused vacation days, and (3) continued participation for eighteen months in all medical, dental and vision plans in which he participates, subject to his continued co-payment of premiums and subject to offset due to future employment.

(g)

For purposes of the Retention Agreement, the term “Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change” is defined to mean the acquisition by any person or group of persons of the Company’s voting securities representing 30% or more of the total number of votes eligible to be cast at any election of the directors of the Company and a change in the majority of the Board.

(h)

If Mr. Klausner’s employment is terminated without cause or if Mr. Klausner terminates employment for good reason and Mr. Klausner is not entitled to enhanced severance benefits as described in (f) above, then his lump sum severance payment shall be reduced from 150% to 100% of Mr. Klausner’s annual base salary, and Mr. Klausner’s right to continue participation in the Company’s medical, dental and vision plans shall be reduced from eighteen months to twelve months. Mr. Klausner shall be entitled to enhanced severance benefits as described in (f) above if his employment is terminated without cause or Mr. Klausner terminates employment for good reason within the 60 day period prior to the execution of a definitive purchase agreement that results in a Change of Control of the Company.

(i)

Any action or inaction by Mr. Klausner that would be grounds for termination for cause will provide the Company with the right to recover awards and certain payments made to him under the Retention Agreement.

(j)	The Company has agreed to indemnify each executive to the same extent as provided in the Company’s articles of incorporation and bylaws as of April 24, 2007.
(k)	Mr. Klausner reaffirmed his obligations under confidentiality and restrictive covenant agreements and agreed to cooperate with the Company following a termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROQUEST COMPANY
(Registrant)

DATE: May 4, 2007
	BY	/s/ Todd Buchardt
Todd Buchardt
Senior Vice President and General Counsel